As filed with the Securities and Exchange Commission on October 21, 2009

Registration No. 333-152438

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEPRACOR INC.

(Exact name of registrant as specified in its charter)

Delaware	22-2536587
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

84 Waterford Drive

Marlborough, Massachusetts 01752

(508) 481-6700

 (Address, including zip code, and telephone number,

including area code, of Registrants’ principal executive offices)

1998 Employee Stock Purchase Plan

(Full title of the plan)

Andrew I. Koven, Esq.

Executive Vice President, General Counsel and Corporate Secretary

Sepracor Inc.

84 Waterford Drive

Marlborough, Massachusetts 01752

(508) 481-6700

 (Name, address, including zip code, and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Form S-8 Registration Statement, Registration No. 333-152438 filed on July 21, 2008 (the “Prior Registration Statement”), which registered an aggregate amount of 500,000 shares of common stock of Sepracor Inc. (the “Company”), par value $0.10 per share (including the associated preferred stock purchase rights), relating to the Company’s 1998 Employee Stock Purchase Plan.

On September 3, 2009, the Company, Dainippon Sumitomo Pharma Co., Ltd. (“DSP”), a joint stock corporation organized under the laws of Japan, and Aptiom, Inc., a Delaware Corporation and an indirect wholly-owned subsidiary of DSP (“Aptiom”), entered into an Agreement and Plan of Merger (the “Merger Agreement”).  Pursuant to the Merger Agreement, Aptiom merged with and into the Company, with the Company continuing as the surviving corporation and becoming an indirect wholly-owned subsidiary of DSP (the “Merger”).  The Certificate of Ownership and Merger was filed with the Secretary of State of the State of Delaware on October 20, 2009 and the Merger became effective at 4.01 p.m., New York City time, on such date.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Prior Registration Statement.  Accordingly, the Company hereby removes from registration the securities of the Company previously registered but not sold or otherwise issued as of the filing of this Post-Effective Amendment under the Company’s 1998 Employee Stock Purchase Plan.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Prior Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Marlborough, Massachusetts, on October 21, 2009.

SEPRACOR INC.

By:	/s/ Adrian Adams
Name: Adrian Adams
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Prior Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Dated: October 21, 2009	By:	/s/ Adrian Adams
		Name:	Adrian Adams
		Title:	President and Chief Executive Officer
(Principal Executive Officer)

Dated: October 21, 2009	By:	/s/ Robert F. Scumaci
		Name:	Robert F. Scumaci
		Title:	Executive Vice President and Chief
Financial Officer (Principal Financial and Accounting Officer)

Dated: October 21, 2009	By:	/s/ Nobuhiko Tamura
		Name:	Nobuhiko Tamura
		Title:	Director

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